Contact:     Derek Heins
                                                      Rofin-Sinar
                                                      (734)455-5400
                                                          - or -
                                                      Thorsten Frauenpreiss
                                                      Rofin-Sinar
                                                      011-49-40-73363-256


ROFIN-SINAR ANNOUNCES SUCCESSFUL COOPERATION BETWEEN ITS SUBSIDIARY DILAS DIODENLASER GMBH AND SIEMENS AG

MAJOR CONTRACT FOR PUMP MODULES SECURED

Hamburg, Germany/Plymouth, MI, June 25, 1998 -- Rofin-Sinar Technologies, Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources, today announced that joint efforts between Siemens AG and Rofin-Sinar's subsidiary DILAS Diodenlaser GmbH have resulted in a recently booked order amounting to over one million dollars from a major US customer.

Based on a co-operative agreement, signed in 1996, Siemens distributes diode laser modules manufactured by DILAS Diodenlaser GmbH utilizing Siemens high power diode laser bars. Siemens has been manufacturing diode laser bars since 1987 and is a leading supplier of diode laser bars with high output powers. The 10 mm wide elements emit up to 50W cw and 100W qcw with lifetimes in excess of ten thousand hours.

DILAS, located in Mainz, Germany, is a member of the Rofin-Sinar group and is a leading manufacturer of high power laser diodes. The key technology is the high precision soldering of these laser bars onto specially designed, highly efficient heat sinks. This mounting technology has been developed at DILAS and is essential in obtaining high output power and long diode life.

High power diode laser modules can be used to pump solid-state lasers, as well as for various direct applications in materials processing for hardening, soldering and welding, in the printing industry, and for medical applications.

Headquartered in Plymouth, Michigan and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany, Japan and the UK, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties related to contract cancellations, manufacturing risks, competitive factors, uncertainties pertaining to customer orders, demands for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings.

Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company takes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures outlined in the Company's reports on Forms 10-K, 10-Q and 8-K, as applicable.